As filed with the Securities and Exchange Commission on June 13, 2003.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CARDIOGENESIS CORPORATION

(Exact name of registrant as specified in its charter)

California (State or Other Jurisdiction of Incorporation or Organization)	77-0223740 (I.R.S. Employer Identification No.)

26632 Towne Centre Drive, Suite 320
Foothill Ranch, California 92610
(714) 649-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stock Option Plan
1996 Employee Stock Purchase Plan
Director Stock Option Plan
(Full title of the plans)

Darrell F. Eckstein
President, Chief Operating Officer and Acting Chief Financial Officer
CardioGenesis Corporation
26632 Towne Centre Drive
Suite 320
Foothill Ranch, California 92610
(714) 649-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
ROBERT K. MONTGOMERY, ESQ.
ARI B. LANIN, ESQ.
Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, California 90067
(310) 552-8500

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee(3)

Common Stock, no par value (to be issued pursuant to the Stock Option Plan)	5,961,357	$.75 per share	$4,471,017.75	$361.71

Common Stock, no par value (to be issued pursuant to the 1996 Employee Stock Purchase Plan)	274,314	$.75 per share	$205,735.50	$16.64

Common Stock, no par value (to be issued pursuant to the Director Stock Option Plan)	567,500	$.75 per share	$425,625.00	$34.43

(1)	In addition to the number of shares of Common Stock, no par value, stated above, options and other rights to purchase or acquire the shares of Common Stock under the above-referenced plans and, pursuant to Rule 416, an additional indeterminate number of shares which by reason of certain events specified in the Plans may become subject to the Plans. Prior to today’s date, 4,023,461 options have been granted pursuant to the Stock Option Plan, with exercise prices ranging from $0.32 to $10.75 and 427,000 options have been granted pursuant to the Director Stock Option Plan, with exercise prices ranging from $.91 to $12.69. The offer and sale of the shares of Common Stock underlying these options was registered pursuant to registration statements on Form S-8 previously filed with the Securities and Exchange Commission.

(2)	Estimated solely for the purpose of determining the registration fee.

(3)	Calculated pursuant to Rule 457(h) based upon the average of the high and low prices of the Common Stock on the OTC Bulletin Board on June 10, 2003 which was $.75.

PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS	4
ITEM 1. PLAN INFORMATION	4
ITEM 2. REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION	4
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT	5
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE	5
ITEM 4. DESCRIPTION OF SECURITIES	5
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL	5
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS	5
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED	6
ITEM 8. EXHIBITS	6
ITEM 9. UNDERTAKINGS	7
SIGNATURES	8
EXHIBIT INDEX	9
EXHIBIT 5.1
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.3
EXHIBIT 23.1

PART I

INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.

     The information required in this Item 1 is not included in this Registration Statement, in accordance with the Note to Part I of Form S-8.

ITEM 2. REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     The information required in this Item 2 is not included in this Registration Statement, in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by CardioGenesis Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by this reference and made a part of this Registration Statement:

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed on March 31, 2003;

(b)	Registrant’s Quarterly Report on Form 10-Q for the period ending March 31, 2003 filed on May 15, 2003;

(c)	Registrant’s Current Reports on Form 8-K filed on January 3, 2003, April 4, 2003 and May 2, 2003; and

(d)	The description of Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A dated April 19, 1996.

     All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 317 of the California General Corporations Law (the “California Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

     Section 204 of the California Law authorizes a corporation to adopt a provision in its articles of incorporation eliminating the personal liability of its directors for monetary damages in an action brought by or in the right of the corporation for breach of its directors’ duties to the corporation. Section 204 of the California Law provides that a corporation’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the California Law (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the California Law (concerning directors’ liability for distributions, loans, and guarantees).

     Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

     Article IV of the Registrant’s Restated Articles of Incorporation and Article VI of the Registrant’s Amended and Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by California Law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8. EXHIBITS.

Exhibit
Number	Description

5.1	Opinion of Gibson, Dunn & Crutcher LLP

10.1	Stock Option Plan, as restated

10.2	1996 Employee Stock Purchase Plan, as restated

10.3	Director Stock Option Plan, as restated

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on Signature Page)

ITEM 9. UNDERTAKINGS.

     A.     The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933 (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foothill Ranch, State of California, on June 13, 2003.

CARDIOGENESIS CORPORATION

By:	/s/ Darrell F. Eckstein Darrell F. Eckstein President, Chief Operating Officer and Acting Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Quinn and Darrell F. Eckstein his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might, or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Michael J. Quinn Michael J. Quinn	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	June 13, 2003

/s/ Darrell F. Eckstein Darrell F. Eckstein	President, Chief Operating Officer and Acting Chief Financial Officer (Principal Financial and Accounting Officer)	June 13, 2003

/s/ Joseph R. Kletzel II Joseph R. Kletzel II	Director	June 13, 2003

/s/ Robert L. Mortensen Robert L. Mortensen	Director	June 13, 2003

/s/ Robert C. Strauss Robert C. Strauss	Director	June 13, 2003

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Gibson, Dunn & Crutcher LLP

10.1	Stock Option Plan, as restated

10.2	1996 Employee Stock Purchase Plan, as restated

10.3	Director Stock Option Plan, as restated

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on Signature Page)